[communication to be in email format]

Confirmation of Participation in the Offer to Exchange

Thank you for participating in Siebel Systems, Inc.’s offer to exchange certain stock options. You have elected to exchange the following options:

Number of
Outstanding
Plan	Grant ID	Grant Date	Exercise Price	Shares

Total

[Cash consideration form/withholding required: Based upon the per share value of $1.85, the aggregate value of your consideration is $_____. Siebel Systems will withhold approximately $_____ of this amount to pay your applicable taxes and charges relating to the consideration. The remaining $_____ will be paid to you as soon as practicable after the offer termination date.]

[Stock consideration form/withholding required: Based upon a per share value of $1.85, the aggregate value of your consideration is $_____. Siebel Systems will withhold approximately $_____ of this amount to pay your applicable taxes and charges relating to the consideration. The remaining $_____ will be paid to you in shares of Common Stock, as described in the Information Statement, and will be delivered to you as soon as practicable after the offer termination date. Certain of these shares will be subject to the lock-up restrictions described in the Information Statement.]

[Cash consideration form/withholding not required: Based upon the per share value of $1.85, the aggregate value of your consideration is $_____. This amount will be paid to you as soon as practicable after the offer termination date. Please note however, that you will be responsible for paying all applicable taxes and charges relating to the consideration to the appropriate tax authorities.]

[Stock consideration form/withholding not required: Based upon a per share value of $1.85, the aggregate value of your consideration is $_____. Siebel Systems will issue to you shares of Common Stock having a value of $_____, as described in the Information Statement, that will be delivered to you as soon as practicable after the offer termination date. Certain of these shares will be subject to the lock-up restrictions described in the Information Statement. Please note however, that you will be responsible for paying all applicable taxes and charges relating to the consideration to the appropriate tax authorities.]

If you have any questions regarding the above, please send an email to exchangeoffer@siebel.com.